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                                                                    EXHIBIT 99.1


                             THE UNIMARK GROUP, INC.

NEWS RELEASE

                              FOR IMMEDIATE RELEASE

                  THE UNIMARK GROUP, INC. ANNOUNCES APPOINTMENT
                          OF INDEPENDENT DIRECTORS AND
             FORMATION OF SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS

Bartonville, TX December 10, 2002 -The UniMark Group, Inc. (OTC Bulletin Board:
"UNMG.OB") announced today the appointment of Messrs. Eduardo Beruff and C. Jackson Pfeffer to the company's Board of Directors. In addition, Messrs. Beruff, Pfeffer and Arturo Herrera Barre, a current board member, have been appointed as the three members of a special committee of disinterested directors to review the proposal from M&M Nominee, LLC, the company's largest shareholder, to acquire all of UniMark's outstanding shares of common stock, not already owned by M&M Nominee for, $0.65 per share in cash.

Mr. Eduardo Beruff has over 25 years experience as a corporate executive and management consultant primarily in the healthcare, biotechnology, pharmaceutical and specialty chemical industries. Currently, Mr. Beruff is an independent management consultant advising companies on corporate strategy, marketing, operational performance, financial planning and financing. From 1994 until 1998, Mr. Beruff served as a divisional president of the SICPA Group, a Swiss specialty-chemical corporation. From 1982 to 1994, Mr. Beruff held various senior level positions with SmithKline Beecham (now GlaxoSmithKline), in management, marketing, finance and corporate planning. Mr. Beruff received his undergraduate degree from Georgetown University (magna cum laude) in 1975 and his master of business administration degree from The Wharton School, University of Pennsylvania in 1977.

Mr. Jackson Pfeffer brings to UniMark an extensive background with over 35 years of senior management and entrepreneurial experience in both small growth and large established companies, primarily in the high tech and telecommunications industries. Currently, Mr. Pfeffer is the Chief Operating Officer of Car Concepts, Inc., a chain of automotive repair and tire stores. Prior to his joining Car Concepts in 2001, Mr. Pfeffer served for four years as President of Lifeline Home Health Services, Inc., a home healthcare provider located in Dallas, Texas. Currently, Mr. Pfeffer is serving as a member or advisor to several privately-held company boards of directors. Mr. Pfeffer received his bachelor's degree in business administration from Southern Illinois University in 1969 and his master of business administration degree from Rochester Institute of Technology in 1973.

UniMark also announced that the Board accepted the resignation of David E. Ziegler, who resigned to facilitate the appointment of the two independent non-management directors. Mr. Ziegler will continue to serve as the Company's Chief Financial Officer, Principal Accounting Officer and as a non-voting observer to the Board.

ABOUT THE UNIMARK GROUP, INC.

The UniMark Group, Inc. is a vertically integrated citrus and tropical fruit growing and processing company supplying major branded food companies in the United States and selected countries worldwide, with substantially all of its operations in Mexico.

         Further information about UniMark may also be obtained from a number of sources via the Internet. Government filings may be accessed through WWW.FREEEDGAR.COM or WWW.SEC.GOV and at http://finance.yahoo.com.


Company Contact:                    Emilio Castillo Olea, President and CEO or,
                                    David E. Ziegler, CFO/Investor Relations
                                    817-491-2992


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